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Exhibit 23.5

                  CONSENT OF MORGAN STANLEY & CO. INCORPORATED


                                        June 8, 2001


American International Group, Inc.
70 Pine Street
New York, NY 10270

Dear Sir or Madam:

     We refer to the Registration Statement on Form S-4 (the "Registration Statement") of American International Group, Inc. ("AIG"), and in the proxy statement/prospectus which is part of the Registration Statement of our opinion dated May 10, 2001, appearing as Appendix B to such proxy statement/prospectus, to the description therein of such opinion and to the references to our firm name therein in the sections entitled "Questions and Answers about the Acquisition and the Special Meeting", "Summary", "The Acquisition -- Background of the Acquisition", "--Reasons for the Acquisition; Recommendation of the American General Board" and "--Opinion of American General's Financial Advisor."

     In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        MORGAN STANLEY & CO. INCORPORATED

                                        By: /s/ Phillip Barnett
                                           ------------------------------
                                        Name:  Phillip Barnett
                                        Title: Managing Director